Exhibit 99.1

EndoChoice® Announces William Enquist as
New Chairman of the Board

Alpharetta, GA., May 2, 2016 - EndoChoice Holdings, Inc. (NYSE: GI) announced today that existing Board member William (Bill) Enquist has been elevated to the position of Chairman of the Board of Directors. Scott Huennekens, who has served as Chairman since April 2015, will remain on the Board of Directors. Mr. Huennekens is stepping down as Chairman to focus on his position as President & Chief Executive Officer of recently formed Verb Surgical, an independent surgical solutions company that is a collaboration between Ethicon, a Johnson & Johnson medical devices company, and Google Life Sciences.

Mark Gilreath, Founder and Chief Executive Officer of EndoChoice, said, “On behalf of EndoChoice’s Board I would like to thank Scott for his contributions as Chairman. During his tenure, the Company successfully raised growth capital, completed our initial public offering, and transitioned to a public company. We also enhanced our products and sales force, providing strong growth potential for our unique platform approach in the GI market.”

Mr. Gilreath continued, “We are pleased to have Bill as Chairman of the Board. He is well suited to oversee EndoChoice in our next phase of growth given his deep experience in the medical equipment industry, highlighted by his leadership of the Global Endoscopy business at Stryker. His expertise spans across commercial operations, including building sales teams, new product launches, brand development, and customer advocacy - all of which are important factors at EndoChoice, particularly as we prepare to launch the next-generation Fuse system.”

“EndoChoice is uniquely positioned in the GI market with a true platform approach that meets the imaging system, single-use product and pathology service needs of the GI caregiver,” commented Mr. Enquist. “The Company has a strong culture of innovation, which is evident by the 330 degree field of view made possible by the Fuse System. I am honored to accept the role of Chairman and I look forward to working with the EndoChoice team as we continue to drive adoption of our products and services.”

Mr. Enquist has over 30 years of experience in the Medical Device industry and most recently served as the President of Global Endoscopy for Stryker Corporation. From 1998 to 2013 Mr. Enquist led Stryker to the number one market share position in the rigid endoscopic video market with global sales exceeding $1.2 billion. Mr. Enquist retired from Stryker in 2013 and served as an Advisor to the Company through 2014. He currently also serves on the Board of Directors for Firefly Medical.

About EndoChoice:
Based near Atlanta, EndoChoice (NYSE: GI) is a medtech company focused on the manufacturing and commercialization of platform technologies including endoscopic imaging systems, devices and infection control products and pathology services for specialists treating a wide range of gastrointestinal conditions, including colon cancer. EndoChoice leverages its direct sales organization to serve more than 2,500 customers in the United States and works with distribution partners in 30 countries. The Company was founded in 2008 and has rapidly developed a broad and innovative product portfolio, which includes the Full Spectrum Endoscopy System (Fuse®). EndoChoice, Fuse, and Full Spectrum Endoscopy are registered trademarks of EndoChoice Holdings, Inc.

Company Contact:

David Gill, President & Chief Financial Officer
678-585-1040 david.gill@endochoice.com

Investor Contacts:

Nick Laudico or Zack Kubow
The Ruth Group
646-536-7030 / 7020
nlaudico@theruthgroup.com
zkubow@theruthgroup.com

###